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                                                       -----------------------


                          John Gilardi
                          Novartis Global Media      Kurt Leidner
                          Relations                  Sandoz Communications
                          +41 61 324 3018 (direct)   +43 1 260 68 9611 (direct)
                          +41 79 596 1408 (mobile)   +43 1 260 680 (main)
                          john.gilardi@novartis.com  kurt.leidner@sandoz.com

            MEDIA RELEASE - COMMUNIQUE AUX MEDIAS - MEDIENMITTEILUNG


NOVARTIS RECEIVES EUROPEAN COMMISSION APPROVAL TO ACQUIRE HEXAL AG, FURTHER STEP TOWARDS CREATING WORLD LEADER IN GENERICS

BASEL, MAY 27, 2005 - Novartis announced today that it has received approval from the European Commission to acquire the privately-held generic pharmaceutical company Hexal AG of Germany. The acquisition is expected to be completed in early June.

"With the completion of this acquisition, Sandoz will further strengthen its ability to rapidly bring the best-quality, cost effective generic drugs to patients and physicians, offering more choices to meet their healthcare needs," said Dr. Daniel Vasella, Chairman and CEO of Novartis. "The combined company will have outstanding management talent, which combined with a dynamic, fast moving culture, will position the new Sandoz for strong growth and leadership in the generics business."

Hexal will be integrated into the Sandoz division of Novartis as part of previously announced strategic acquisitions to create the world leader in the generic drug industry.

Following the acquisitions, Sandoz will be a leader in generic pharmaceuticals in Germany and in several other key regions, and will have a strong presence in Asia and Latin America. The company will have a portfolio of more than 600 active ingredients, in more than 5,000 dosage forms. Sandoz will have a competitive, broad product portfolio and geographic presence, as well as leading development and registration capabilities. The combination will significantly strengthen its technology base, particularly in the application of transdermal patches, inhalation products, sustained-release implants and multi-particulate drug-delivery dosage forms, and expand the already strong capabilities in biopharmaceuticals.

"Thanks to the strength of our integration planning, Sandoz is fully prepared to rapidly integrate and operate as a unified company," said Dr. Andreas Rummelt, CEO of Sandoz. "Our major strategy and staffing decisions have been taken, and we are on course to meet our most ambitious timelines. We will put all our efforts towards further building our market presence to deliver our products to patients and physicians worldwide."

After the acquisition, Sandoz will employ more than 20,000 people. Its global headquarters will be located in Holzkirchen, Germany, by year-end.

On May 23, Novartis initiated a tender offer to acquire the publicly-held shares of Eon Labs, Inc. (NASDAQ: ELABS), a US generic pharmaceuticals company that has a strategic partnership with Hexal. The tender offer, set at USD 31.00 per share, is scheduled to expire on June 20, 2005, and is subject to completion of the regulatory process and the contemporaneous purchase of a 67.7 percent stake in Eon Labs from its control shareholder. Novartis is in the process of responding to a request from the US Federal Trade Commission for additional information regarding the acquisition of Eon Labs (commonly referred to as a "second request").

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends",



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"estimates",   "will",  or  similar  expressions,   or  by  express  or  implied
discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward looking statement is based.

SECURITYHOLDERS OF EON ARE URGED TO READ THE TENDER OFFER STATEMENT LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATING TO THE TENDER OFFER, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.. SECURITYHOLDERS CAN OBTAIN A COPY OF THE TENDER OFFER STATEMENT. LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS FREE OF CHARGE AT THE SEC'S INTERNET SITE (http://www.sec.gov) OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS INC., BY CALLING (877) 278-4774 (CALL TOLL-FREE). WE URGE EON SECURITYHOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER.

ABOUT NOVARTIS
Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group's businesses achieved sales of USD 28.2 billion and a pro forma net income of USD 5.6 billion. The Group invested approximately USD
4.2 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 81,400 people and operate in over 140 countries around the world. Further information is available at www.novartis.com.

Sandoz, a Novartis company, is a world leader in generic pharmaceuticals and develops, manufactures and markets these medicines as well as pharmaceutical and biotechnological active ingredients. Decades of experience and know-how make Sandoz a renowned partner in pharmaceuticals, biogenerics and industrial products. Sandoz employs approximately 13,000 people in over 110 countries and reported sales of USD 3.0 billion in 2004.


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CONTACTS

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JOHN GILARDI
Novartis Global Media Relations
+41 61 324 3018 (direct)
+41 61 324 2200 (main)
john.gilardi@novartis.com
-------------------------

KURT LEIDNER
Sandoz Communications
+43 1 260 68 9611 (direct)
+43 1 260 680 (main)
kurt.leidner@sandoz.com
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